Audit • Tax • Consulting • Financial Advisory
Registered with Public Company Accounting Oversight Board (PCAOB)

TransAKT Ltd.
No.3, Lane 141, Sec. 3, Beishen Rd.,
Shenkeng Township, Taipei County 222,
Taiwan(R.O.C.)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 6, 2010, in the Registration Statement (Form S-4) and related Prospectus of TransAKT Ltd. in connection with the continuation of the Company from Alberta to Nevada.

/s/ KCCW Accountancy Corp
Diamond Bar, California
September 11, 2010

KCCW Accountancy Corp. 22632 Golden Springs Dr. #230, Diamond Bar, CA 91765 USA
Tel: +1 909 348 7228 • Fax: +1 909 895 4155 • info@kccwcpa.com